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		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549

				     FORM 4

	     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
	       Section 30(f) of the Investment Company Act of 1940


______________________________________________________________________________
1.   Name and Address of Reporting Person*

Mitchell				James				Kenneth
______________________________________________________________________________
   (Last)                           (First)             (Middle)

9710 Scranton Rd. Ste. 100
______________________________________________________________________________
				    (Street)

San Diego					CA				92121
______________________________________________________________________________
   (City)                           (State)              (Zip)


______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Fechtor, Detwiler, Mitchell & Co.  (Nasdaq: FEDM)
______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


______________________________________________________________________________
4.   Statement for Month/Year

08/2000
______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


==============================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Chairman and Chief Executive Officer
______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
______________________________________________________________________________



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	   Table I -- Non-Derivative Securities Acquired, Disposed of,
			     or Beneficially Owned
==============================================================================







										                         6.
					            4.                           5.            Owner-
					              Securities Acquired (A) or  Amount of    ship
			            3.            Disposed of (D)             Securities   Form:       7.
			            Transaction   (Instr. 3, 4 and 5)         Beneficially Direct       Nature of
		      2.          Code        --------------------------    Owned at End (D) or       Indirect
1.                Transaction (Instr. 8)              (A)     Price     of Month     Indirect     Beneficial
Title of Security Date        ----------  Amount      or                (Instr. 3    (I)          Ownership
(Instr. 3)        (mm/dd/yy)  Code    V               (D)                and 4)      (Instr. 4)   (Instr. 4)
-----------------------------------------------------------------------------------------------------------

Common Stock       08/1/2000    P          5,000       A      $0.875    721,026       I            Spouse
-----------------------------------------------------------------------------------------------------------
Common Stock       08/1/2000    P          3,300       A      $0.875    721,026       D
-----------------------------------------------------------------------------------------------------------
Common Stock       08/14/2000   P          2,500       A      $0.875    721,026       D
-----------------------------------------------------------------------------------------------------------
Common Stock       08/14/2000   P          2,500       A      $1.00     721,026       D
-----------------------------------------------------------------------------------------------------------
Common Stock       08/15/2000   P          2,500       A      $1.00     721,026       D
-----------------------------------------------------------------------------------------------------------

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

			    (Print or Type Responses)
								       (Over)
							       SEC 1474(3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
	 (e.g., puts, calls, warrants, options, convertible securities)

=============================================================================
                                                                                                     10.
                                                                                            9.       Owner-
											                          Number   ship
											                          of       Form
	     2.                                                                               Deriv-   of
	     Conver-                 5.                              7.                       ative    Deriv-  11.
	     sion                    Number of                       Title and Amount         Secur-   ative   Nature
	     or                      Derivative     6.               of Underlying    8.      ities    Secur-  of
	     Exer-           4.      Securities     Date             Securities       Price   Bene-    ity:    In-
	     cise    3.      Trans-  Acquired (A)   Exercisable and  (Instr. 3 and 4) of      ficially Direct  direct
	     Price   Trans-  action  or Disposed    Expiration Date  ---------------- Deriv-  Owned    (D) or  Bene-
1.         of      action  Code    of (D)         (Month/Day/Year)           Amount ative   at End   In-     ficial
Title of   Deriv-  Date    (Instr. (Instr. 3,     ----------------           or     Secur-  of       direct  Owner-
Derivative ative   (Month/ 8)      4 and 5)       Date     Expira-           Number ity     Month    (I)     ship
Security   Secur-  Day/    ------- -------------  Exer-    tion              of     (Instr. (Instr.  (Instr. (Instr.
(Instr. 3) ity     Year)   Code V  (A)      (D)   cisable  Date    Title     Shares 5)      4)        4)     4)
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=====================================================================================================================

Explanation of Responses:


/s/ James K. Mitchell                                          09/05/2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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